May 6, 2011

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 5 “Other Information” in the Form 10-Q for the quarter ended March 31, 2011 of WorldNet, Inc. of Nevada and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill